HELENE CURTIS INDUSTRIES, INC. AND SUBSIDIARIES

               Exhibit A:  COMPUTATIONS OF EARNINGS PER SHARE

            (Dollar amounts in thousands, except per-share data)



                               For the Three Months    For the Nine Months
                                Ended November 30,      Ended November 30,
                                 1993        1992        1993        1992
Primary Earnings Per Share:

  Net Earnings                $    2,777  $    4,184  $    6,496  $   14,874


Weighted Average Number of
  Shares Outstanding:

    Common and Class B
      Common Shares            9,443,445   9,339,710   9,417,164   9,331,418
    Common Stock Equivalents      15,970     161,217      64,337     149,913


         TOTAL                 9,459,415   9,500,927   9,481,501   9,481,331


  Primary Earnings Per Share  $     0.30  $     0.44  $     0.69  $     1.57
                              ==========  ==========  ==========  ==========

Fully Diluted Earnings
  Per Share:

  Net Earnings                $    2,777  $    4,184  $    6,496  $   14,874


Weighted Average Number of
  Shares Outstanding:

    Common and Class B
      Common Shares            9,443,445   9,339,710   9,417,164   9,331,418
    Common Stock Equivalents      14,490     204,195      36,257     211,474


           TOTAL               9,457,935   9,543,905   9,453,421   9,542,892


  Fully Diluted Earnings
    Per Share                 $     0.30  $     0.44  $     0.69  $     1.56
                              ==========  ==========  ==========  ==========

Note:

  Fully diluted amounts are not included on the face of the consolidated statements of earnings because they differ from primary earnings per share by less than 3%.